Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by referenced in Registration Statement Nos. 333-28933, 333-40356, 333-89966, 333-97571, 333-110703, 333-115987, 333-125461 and 333-134749 on Form S-8, No. 333-118782 on Form S-4, and No. 333-133026 on Form S-3 of our reports, dated February 22, 2007, relating to the financial statements and financial statement schedule of Itron, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Seattle, Washington
February 22, 2007